UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2026

SUMMIT HOTEL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35074	27-2962512
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

13215 Bee Cave Parkway, Suite B-300
Austin, TX  78738
(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INN	New York Stock Exchange
Series E Cumulative Redeemable Preferred Stock, $0.01 par value	INN-PE	New York Stock Exchange
Series F Cumulative Redeemable Preferred Stock, $0.01 par value	INN-PF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Second Amended and Restated Senior Credit Facility

On June 29, 2026 (the “Closing Date”), Summit Hotel OP, LP (the “Operating Partnership”), as borrower, Summit Hotel Properties, Inc. (the “Company”), as parent guarantor, and each party executing the credit facility documentation as a subsidiary guarantor, entered into a $650 million senior unsecured credit facility (the “Amended Credit Facility”) with Bank of America, N.A. as administrative agent (in such capacity, the “Agent”). The Amended Credit Facility amended and restated in its entirety that certain Amended and Restated Credit Agreement, dated as of June 21, 2023, among the Operating Partnership, the Company, the subsidiary guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent (as amended, the “Prior Credit Facility”).

The following is a summary of the material terms and conditions of the Amended Credit Facility. The Operating Partnership is the borrower under the Amended Credit Facility. The Amended Credit Facility is guaranteed by the Company and all of its existing and future subsidiaries that own or lease an “unencumbered asset.”

The Amended Credit Facility is comprised of a $400 million revolving credit facility (the “$400 Million Revolver”), a $200 million term loan (the “$200 Million Term Loan”) and a $50 million delayed draw term loan facility (the “$50 Million Delayed Draw Facility”) that permits up to two borrowings at any time after the Closing Date and prior to March 31, 2027. The Amended Credit Facility refinances in its entirety the Prior Credit Facility. The Amended Credit Facility has an accordion feature which will allow us to increase the total commitments under the Amended Credit Facility an aggregate principal amount of $900 million, subject to customary conditions including the consent of lenders providing such increased commitments.

The $400 Million Revolver will mature on June 29, 2030 and can be extended to June 29, 2031 at the Company’s option, subject to certain conditions. The $200 Million Term Loan and amounts drawn under the $50 Million Delayed Draw Facility will mature on June 29, 2031.

Outstanding borrowings on the Amended Credit Facility are limited to the lesser of (1) the aggregate commitments of all of the lenders, and (2) the maximum aggregate amount that would result in compliance with the unencumbered asset pool financial covenants as further outlined below. A minimum of twenty (20) of the Company’s hotel properties must qualify as unencumbered assets, as defined in the Amended Credit Facility agreement.

Payment Terms. We are obligated to pay interest at the end of each selected interest period, but not less than quarterly, with all outstanding principal and accrued but unpaid interest due at the maturity of the respective facility. We have the right to repay all or any portion of the outstanding borrowings from time to time without penalty or premium, other than customary early payment fees if we repay a SOFR loan before the end of the contract period. In addition, we will be required to make earlier principal reduction payments in the event of certain changes in the unencumbered asset availability or default of the loan. We do not have the right to reborrow any portion of the $200 Million Term Loan or borrowings under the $50 Million Delayed Draw Term Facility that is repaid.

We pay interest on revolving credit advances at varying rates based upon, at our option, either (i) 1, 3, or 6-month SOFR, plus a SOFR margin between 1.40% and 2.30%, depending upon our leverage ratio (as defined in the Amended Credit Facility agreement), or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and 1-month SOFR plus 1.00%, plus a base rate margin between 0.40% and 1.30%, depending upon our leverage ratio. The applicable margin for a term loan advance shall be 0.05% less than the revolving credit advances referenced above. In addition, on a quarterly basis, we will be required to pay a fee on the unused portion of the $400 Million Revolver equal to the unused amount multiplied by an annual rate of either (i) 0.25%, if the unused amount is greater than 50% of the maximum aggregate amount of the $400 Million Revolver, or (ii) 0.20%, if the unused amount is equal to or less than 50% of the maximum aggregate amount of the $400 Million Revolver. In addition, on a quarterly basis commencing on the forty-fifth (45th) day following the Closing Date and until the $50 Million Delayed Draw Facility is fully funded or the commitments thereunder terminate, we will be required to pay a fee on the unused portion of the $50 Million Delayed Draw Facility equal to the unused amount of the $50 Million Delayed Draw Facility multiplied by an annual rate of 0.25%. We will also be required to pay other fees, including customary arrangement and administrative fees.

Financial and Other Covenants. In addition, we are required to comply with a series of financial and other covenants under the Amended Credit Facility. The material financial covenants include the following:

•a maximum leverage ratio (as defined by, and subject to the terms described in the Amended Credit Facility agreement) of not greater than 7.25:1.00;

•a minimum consolidated tangible net worth (as defined in the Amended Credit Facility agreement) of not less than $1,672,460,755 plus 75% of the net cash proceeds of subsequent equity issuances;

•a minimum consolidated fixed charge coverage ratio (as defined in the Amended Credit Facility agreement) of not less than 1.50:1.00;

•a ratio of secured indebtedness to total asset value (both as defined in the Amended Credit Facility agreement) of not more than 45%; and

•a ratio of secured recourse indebtedness to total asset value (both as defined in the Amended Credit Facility agreement) of not more than 10%.

Concerning the unencumbered asset pool, we are required to comply with the following covenants:

•a ratio of consolidated unsecured indebtedness of the Company to unencumbered asset value (both as defined in the Amended Credit Facility agreement) equal to or less than 60% (or, at the Company’s election no more than twice over the life of the Amended Credit Facility and on a non-consecutive basis, 65% for a period of four consecutive fiscal quarters); and

•a ratio of unencumbered adjusted net operating income to assumed unsecured interest expense (both as defined in the Amended Credit Facility agreement) equal to or greater than 2.00:1.00.

We are also subject to other customary covenants, including restrictions on investments and limitations on liens and maintenance of properties. The Amended Credit Facility also contains customary events of default, including among others, the failure to make payments when due under any of the Amended Credit Facility agreement, breach of any covenant continuing beyond any cure period and bankruptcy or insolvency.

Unencumbered Assets. The Amended Credit Facility is unsecured. Borrowings under the Amended Credit Facility are limited by the value of hotel assets that qualify as unencumbered assets. As of the date of the Amended Credit Facility, 52 of our hotel properties qualified as, and are deemed to be, unencumbered assets.

Among other conditions, unencumbered assets must not be subject to liens or security interests, and the owner and operating lessee of such unencumbered asset must execute a guaranty supplement pursuant to which the owner and operating lessee become subsidiary guarantors of the Amended Credit Facility. In addition, hotels may be added to or removed from the unencumbered asset pool at any time so long as there is a minimum of 20 hotels in the unencumbered asset pool and the then-current borrowings on the Amended Credit Facility do not exceed the maximum available under the Amended Credit Facility given the availability limitations described above. Further, to be eligible as an unencumbered asset, the anticipated property must: satisfy certain ownership, management and operating lessee criteria; not be subject to material defects, such as liens, title defects, environmental contamination; and satisfy other standard lender criteria.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning the Company’s and Operating Partnership’s direct financial obligations is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated June 29, 2026 among Summit Hotel OP, LP, as borrower, Summit Hotel Properties, Inc., as parent guarantor, each party executing the credit facility documentation as a subsidiary guarantor, Bank of America, N.A., as administrative agent, and the lenders party to the Second Amended and Restated Credit Agreement.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

Date: June 30, 2026	By:	/s/ Christopher R. Eng
Christopher R. Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary